EXHIBIT NO. 99.11

MFS® INVESTMENT MANAGEMENT

500 Boylston Street, Boston, Massachusetts  02116-3741

617 - 954-5000

Brian E. Langenfeld

Vice President and Senior Counsel

Massachusetts Financial Services Company

500 Boylston Street

Boston, MA  02116

Phone:  (617) 954-5843

Fax:  (617) 350-2431

May 17, 2011

MFS Growth Fund

A Series of MFS Series Trust II

Ladies and Gentlemen:

I have acted as counsel to the MFS Growth Fund (the “Growth Fund”), a series of MFS Series Trust II, a Massachusetts business trust (the “Trust”), in connection with the Trust’s Registration Statement on Form N-14 to be filed with the Securities and Exchange Commission (the “Commission”) on or about May 17, 2011 (the “Registration Statement”), with respect to an indefinite number of Shares of Beneficial Interest (no par value) (the “Shares”) of the Growth Fund to be issued pursuant to an Agreement and Plan of Reorganization (the “Agreement and Plan”) adopted by MFS Series Trust I, on behalf of MFS Core Growth Fund and the Trust on behalf of the MFS Growth Fund.

In connection with this opinion, I have examined the following documents:

(a)           the Registration Statement;

(b)           the Agreement and Plan;

(c)                                  copies of the Trust’s Amended and Restated Declaration of Trust (“Declaration of Trust”) and of all amendments thereto on file in the office of the Secretary of State; and

(d)           the Trust’s Amended and Restated By-Laws and certain votes of the Trustees of the Trust.

In such examination, I have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by me as copies, the authenticity and completeness of all original documents reviewed by me in original or copy form and the legal competence of such individual executing any document.  I have also assumed, for the purposes of this opinion, that the Agreement and Plan, in substantially the form reviewed by me, is duly delivered by the parties thereto and that all of the conditions set forth in “Information About the Reorganization” in the Registration Statement shall have occurred prior to the issuance and sale of the Shares.

This opinion is based entirely on my review of the documents listed above.  I have made no other review or investigation of any kind whatsoever, and I have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the laws of The Commonwealth of Massachusetts (other than the Massachusetts Uniform Securities Act, as to which I express no opinion) as applied by courts in such Commonwealth.

I understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is my opinion that the Shares, when issued and sold in accordance with the Registration Statement, the Agreement and Plan and the Trust’s Declaration of Trust and By-laws, will be legally issued, fully paid and non-assessable, except that shareholders of the Trust may under certain circumstances be held personally liable for the Trust’s obligations.

A copy of the Trust’s Declaration of Trust is on file with the Secretary of State of the Commonwealth of Massachusetts.  I note specifically that the obligations of or arising out of the Agreement and Plan are not binding upon any of the Trust’s trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Trust in accordance with its interest under the Agreement and Plan.  I further note that the assets and liabilities of each series of the Trust, such as the Fund, are separate and distinct and that the Fund’s obligations of or arising out of the Agreement and Plan are binding solely upon the assets or property of the Fund.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

BRIAN E. LANGENFELD
Brian E. Langenfeld